Exhibit 99.1

Rubio's(R) Announces Executive Change

CARLSBAD, Calif., Dec. 20 /PRNewswire-FirstCall/ -- Rubio's® Restaurants, Inc. (Nasdaq: RUBO - News) announces that Sheri Miksa has resigned her position as President, Chief Executive Officer and Director of Company. Ralph Rubio, Chairman of the Board and Co-Founder will oversee day-to-day operations of the company until a successor is named. Mr. Rubio said, "We appreciate Sheri's accomplishments while she was with Rubio's and wish her great success in the future."

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (Nasdaq: RUBO - News) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited for introducing the "Original Fish Taco" to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas (pork) and lean carne asada steak, Rubio's menu features a variety of seafood items including grilled Mahi-Mahi, shrimp and Langostino lobster. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, low-carb salads, beer and Agave wine margaritas in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, Calif., Rubio's operates, licenses or franchises more than 150 restaurants in Calif., Ariz., Ore., Colo., Utah and Nevada. More information can be found at www.rubios.com.